3: MG High Yield Bond fund - 10f3
MG High Yield Bond fund - 10f3 Transactions - Q1 2000
	Security Purchased    	Comparison Security    	Comparison Security
Issuer	Flag Telecom Holdings Ltd.	Global Crossings	Metromedia Fiber
Underwriters	Salomon Smith Barney, DB Securities	Chase, CIBC Oppenheimer	Salomon Smith Barney, Chase, DB Securities, DLJ, Goldman Sachs, MSDW
Years of continuous operation, including predecessors	> 3 years	> 3 years	> 3 years
Security	FTHL 11.625%, 3/30/10	GBLX 9.5%, 11/15/09	MFNX 10%, 12/15/09
Is the affiliate a manager or co-manager of offering?	co-manager	no	co-manager
Name of underwriter or dealer from which purchased	Salomon Smith Barney	n/a	n/a
Firm commitment underwriting?	yes	yes	yes
Trade date/Date of Offering	3/14/2000	11/12/1999	11/12/1999

Total dollar amount of offering sold to QIBs	EUR 300,000,000	$ 1,100,000,000	$ 750,000,000
Total dollar amount of any concurrent public offering	-	$ -	$ -
Total	EUR 300,000,000	$ 1,100,000,000	$ 750,000,000

Public offering price	100.000	98.249	99.201
Price paid if other than public offering price	same	n/a	n/a
Underwriting spread or commission	not available -- offering was a private placement	not available -- offering was a private placement	0.5%
Rating	B2/B	Ba2/BB	B2/B+
Current yield	11.63%	9.67%	10.08%

Total par value purchased	$ 5,000,000	n/a	n/a
$ amount of purchase	$ 5,000,000	n/a	n/a

% of offering purchased by fund	1.667%	n/a	n/a
% of offering purchased by associated funds	0.000%	n/a	n/a
Total (Must be less than 25% of offering)	1.667%	n/a	n/a